As filed with the Securities and Exchange Commission on April 9, 1997. Commission file number: 33-89384-LA




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                    FORM S-8

                          TO THE REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                 Arizona                                       86-0498857
     (State or other jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                         Identification No.)

                            2030 East Speedway Blvd.
                                Tucson, AZ 85719
                    (Address of principal executive offices)
                                   (Zip Code)

            Prologic Management Systems, Inc. 1994 Stock Option Plan
                            (Full title of the plan)

                                  James M. Heim
                      President and Chief Executive Officer
                          2030 East Speedway Boulevard
                              Tucson, Arizona 85719
                     (Name and address of agent for service)

                                 (520) 320-1000
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                           Joseph P. Richardson, Esq.
                               Bryan Cave, L.L.P.
                            2800 North Central Avenue
                                   21st Floor
                             Phoenix, Arizona 85004
                                 (602) 230-7000

The Registrant hereby amends Part II of its Form S-8, in its entirety, to read as follows:


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


         This Registration Statement relates to 50,000 shares of Common Stock, without par value, of Prologic Management Systems, Inc. (the "Registrant"), issuable upon the exercise of a common stock purchase warrant dated June 7, 1994, issued to John W. Barrett. The Warrant was issued in consideration of consulting services rendered, in lieu of cash. The consulting services, performed at the request of the Registrant, were rendered between approximately June 1, 1994 and February 29, 1996. The consulting services were not rendered in connection with the offer or sale of securities.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

         (a) The description of the Common Stock contained in the Company's Prospectus included in the Registration Statement on Form SB-2, File No. 33-89384-LA, as filed pursuant to Rule 424(b) under the Securities Act;

         (b) Annual Report on Form 10-KSB, as amended, for the fiscal year ended March 31, 1996.

         (c) Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1996;

         (c) Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996;

         (d) Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1996; and

         (e)      Current Report on Form 8-KSB, as amended, dated October 28,
                  1996.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation of the Registrant limit the liability of directors for monetary damages to the fullest extent allowed by Arizona law. The effect of this provision is that the Registrant and shareholders, through derivative suits, may not recover monetary damages against a director for breach of the fiduciary duty of care, including those resulting from negligence, with certain exceptions. Directors may still be liable for monetary damages for breach of fiduciary duty for: i) acts or omissions involving intentional misconduct or knowing or culpable violation of law; ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or involve an absence of good faith by the director; iii) any transaction in which a director received an improper personal benefit; iv) acts or omissions showing a reckless disregard of the director's duty to the corporation and its shareholders; v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of duty; vi) liabilities arising out of transactions between the corporation and a director; of vii) making improper distributions to shareholders or loans to directors.

         The Articles of Incorporation also allow the Registrant to indemnify its agents to the maximum extent permitted by Arizona law. Generally speaking, agents (such as officers, directors and employees) must be indemnified if the agent prevails on any claim made against him while acting as an agent. In cases where indemnification is required, the Registrant is required to advance costs of attorneys fees and other expenses, as well as costs of litigation and settlement to the person indemnified. The Registrant has entered into indemnification agreements with its directors and officers. The Registrant also maintains a directors's and officer's liability insurance policy, as is customary in the industry.

         Sections 10-851 and 10-852 of the Arizona Revised Statutes provide for the permissive or mandatory indemnification by a corporation of its directors against liability in certain circumstances. In addition, Sections 10-851 and 10-202 of the Arizona Revised Statutes provide that a corporation may, in its articles of incorporation, specifically authorize broader indemnification of its directors (on either a mandatory or permissive basis) than would otherwise be provided by law. Under these statutes, a corporation such as the Registrant that has provided in its articles of incorporation for mandatory indemnification of directors in all circumstances permitted by law shall indemnify its directors against liability for any action taken as directors (or any failure to take action), other than liability for (a) the amount of a financial benefit received by a director to which the director is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of
Section 10-833 of the Arizona Revised Statutes relating to the authorization of unlawful distributions to shareholders; or (d) an intentional violation of criminal law. However, indemnification is not available in connection with any proceeding (i) by or in the right of the corporation in which the director is adjudged liable to the corporation; or (ii) charging improper financial benefit to the director in which the director is adjudged liable on the basis that such an improper financial benefit was received by the director.

         Under the Registrant's Articles and Section 10-856 of the Arizona Revised Statutes, the Registrant's obligation to indemnify its officers against liability is comparable to its obligation to indemnify its directors as described in the preceding paragraph.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         5        Opinion of Brown & Bain, P.A.

         23.1     Consent of KPMG Peat Marwick LLP.

         23.2     Consent of Brown & Bain, P.A. (included in Exhibit 5 hereto)

         24       Power of Attorney (included on the signature page hereto)

ITEM 9.  UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on April 9, 1997.


                               Prologic Management Systems, Inc.


                               By: /s/ James M. Heim
                                   ------------------------------------------
                                        James M. Heim
                                        President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1993, this Post-effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                                POWER OF ATTORNEY

         KNOW ALL MEN BE THESE PRESENTS, that each person whose signature appears below constitute and appoints James M. Heim and William E. Wallin, each as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Signature                           Name and Title                              Date
---------                           --------------                              ----

 /s/ James M. Heim                  James M. Heim                               April 9, 1997
---------------------------                                                     -------------
                                    President and Chief Executive
                                    Officer (Principal Executive
                                    Officer) and Director


/s/ Richard E. Metz                 Richard E. Metz                             April 9, 1997
---------------------------                                                     -------------
                                    Executive Vice  President, Chief
                                    Operating Officer, Secretary
                                    and Director


              *                     Herbert  F. Day                             April 9, 1997
---------------------------                                                     -------------
                                    Director


              *                     Luke V. McCarthy                            April 9, 1997
---------------------------                                                     -------------
                                    Director


              *                     Craig W. Rauchle                            April 9, 1997
---------------------------                                                     -------------
                                    Director


*By /s/ William E. Wallin           William E. Wallin                           April 9, 1997
-------------------------                                                       -------------
Attorney-in-Fact                    Vice President, Finance, Chief
                                    Financial Officer and
                                    Treasurer (Principal Financial and
                                    Accounting Officer)